UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 22, 2005

PalmSource, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-50402	77-0586278
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1188 East Arques Avenue, Sunnyvale CA	94085-4602
(Address of principal executive offices)	(Zip Code)

(408) 400-3000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As described in Item 5.02 below, pursuant to the terms of the Severance Agreement entered into between PalmSource, Inc. (the “Company”) and David C. Nagel on August 14, 2003 (the “Severance Agreement”), in connection with termination of Mr. Nagel’s services as the Company’s President and Chief Executive Officer and resignation as director of the Company, Mr. Nagel and the Company entered into a separation agreement (the “Separation Agreement”) on May 22, 2005. Pursuant to the Separation Agreement, Mr. Nagel agreed to release all claims against the Company (a “Release”) in exchange for the severance benefits provided for under the terms of his Severance Agreement which benefits included a payment of two hundred percent of annual base salary, payment of one hundred percent of the target annual bonus, acceleration of two years vesting of stock options, payment of health, dental and vision benefits premiums for two full years and a prorated annual bonus calculated at one hundred percent of the unpaid target level bonus under the PalmSource FY2005 Bonus Plan. In addition, Mr. Nagel will remain an employee of the Company in an advisory capacity through July 15, 2005, to assist the Company during the transition. Upon completion of his advisory services in July 2005 and execution of a further Release, Mr. Nagel will vest in his 268,445 remaining shares of restricted stock (the “Restricted Stock”), which shares would have otherwise vested in connection with termination of his services under his Severance Agreement, and otherwise would have fully vested on August 4, 2005, in accordance with the original terms of the stock grant. The Severance Agreement was previously filed with the SEC as an exhibit to the Company’s Form S-4 (No. 333-106830) and is incorporated herein by reference. The Separation Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Company anticipates that these severance benefits will result in an unforecasted charge to earnings of approximately $2.6 million in the Company’s fiscal quarter ending June 3, 2005.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective as of May 22, 2005, Mr. Nagel terminated his services as the Company’s President, Chief Executive Officer and director.

(c) Effective as of May 22, 2005, Patrick McVeigh was appointed, interim Chief Executive Officer. Mr. McVeigh, 53, has served, as the Company’s Senior Vice President of Worldwide Licensing and Sales since February 7, 2005. Prior to joining the Company, from 2003 to 2005, Mr. McVeigh served as Chief Executive Officer of Aliph Corporation. Prior to that role, from 1999 to 2002, Mr. McVeigh served as Chairman and Chief Executive Officer of Omnisky Corporation. Prior to that role, from 1996 to 1999, Mr. McVeigh served as Vice President Worldwide Sales and International Operations, Sales and Marketing of Palm, Inc. Mr. McVeigh has a bachelor’s degree in psychology from Clark University in Worcester, Massachusetts.

The Company has previously filed its agreements with Mr. McVeigh covering the terms of his employment, compensation and severance with the SEC as Exhibit 99.1 to the Company’s Form 8-K filed on February 10, 2005 and Exhibits 99.5 and 99.6 to the Company’s Form 8-K filed on March 4, 2005 which are incorporated herein by reference.

Mr. McVeigh does not have any family relationship with any director or executive officer of the Company.

A copy of a press release issued by the Company with respect to the foregoing management changes is filed as Exhibit 99.2 to this report.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

99.1    Separation Agreement by and between the Company and David C. Nagel.

99.2    Press Release dated May 23, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PalmSource, Inc.

Date: May 23, 2005	By:	/s/ Jeanne Seeley
Jeanne Seeley
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits.
99.1	Separation Agreement by and between PalmSource, Inc. and David C. Nagel dated May 22, 2005.

99.2	Press Release dated May 23, 2005.